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                                                              EXHIBIT 99.(a)(12)



TEXT OF EMAIL TO ELIGIBLE EMPLOYEES:

Closing Price for Eligible Grants Determined; Grant Price for Replacement SARs Determined and Award Agreements to be Distributed

GP's closing stock price on June 4 was $17.89. Therefore, under the terms of the GP Exchange Program, options and SARs with grant prices below $17.89 were not eligible for exchange.

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A grant price of $17.77 was determined on June 5 for the replacement SARs under the GP Exchange Program. The grant price reflects the average of the high and low sale prices of GP stock on that day.

If you elected to participate in the GP Exchange Program and you were a holder of eligible SARs, you will receive a Replacement SAR Award Agreement indicating the grant price and the total number of replacement SARs resulting from the exchange of your eligible SARs.

Furthermore, if you participated in the GP Exchange Program and you were a holder of eligible options, you will receive a Restricted Share Grant Agreement indicating the total number of restricted shares resulting from the exchange of your eligible options. Your award agreements(s) will be mailed promptly to your home address.

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If you have any questions regarding the GP Exchange Program, please call
EquiServe at 1-888-700-3837 and speak to a customer service representative.